Exhibit 99.1

ATHLON ENERGY ANNOUNCES FIRST QUARTER 2014 PRODUCTION,

HORIZONTAL WELL RESULTS & INCREASED 2014 OUTLOOK

FORT WORTH, Texas—(BUSINESS WIRE)—April 15, 2014—Athlon Energy (NYSE: ATHL) (“Athlon”, or the “Company”) today announced first quarter 2014 production, horizontal well results, and increased 2014 outlook.

First Quarter 2014 Production:

Athlon’s average daily production volumes for the first quarter 2014 reached a record high of 16,987 BOE/d as compared with 9,959 BOE/d produced in the first quarter 2013, representing a 71% increase year-over-year. First quarter production was above the high-end of the Company’s guidance range and was comprised of 61% oil, 21% natural gas liquids and 18% natural gas.

	Three Months Ended March 31,
	2014	2013	% Change

Total production volumes:
Oil (MBbls)	932	542	72%
Natural gas (MMcf)	1,647	1,030	60%
NGLs (MBbls)	322	183	77%
Combined (MBOE)	1,529	896	71%

Average daily production volumes:
Oil (Bbls/D)	10,354	6,023	72%
Natural gas (Mcf/D)	18,300	11,446	60%
NGLs (Bbls/D)	3,583	2,028	77%
Combined (BOE/D)	16,987	9,959	71%

Horizontal Drilling Update:

Athlon’s second horizontal well in Glasscock County, Lawson #2703H (100% WI), was completed using a 30-stage hybrid fracture stimulation over a perforated lateral length of 7,618 ft. in the Wolfcamp A zone. The well achieved a peak 3-phase 24-hour IP rate of 1,069 BOE/d (81% oil) and a peak 3-phase 30-day rate of 983 BOE/d (76% oil).

The Company’s first horizontal well in Howard County, Abel 18 #3H (100% WI), was completed using a 31-stage hybrid fracture stimulation over a perforated lateral length of 7,822 ft. in the Wolfcamp A zone. The well achieved a peak 3-phase 24-hour IP rate of 1,364 BOE/d (89% oil) and a peak 3-phase 30-day rate of 1,063 BOE/d (85% oil). Both the production rate and percentage oil on the Abel 18 #3H are currently tracking above Athlon’s previously disclosed Howard County horizontal Wolfcamp type curve EUR of 625 MBOE (67% oil) for a ~7,500 ft. lateral.

“The Abel 18 #3H confirms management’s technical assessment of the tremendous resource potential that our Howard County acreage position offers for both high rate-of-return vertical and horizontal development,” stated Bob Reeves, Chairman, President & Chief Executive Officer. “The Company is looking forward to our initial dedicated horizontal rig in Howard arriving in the first quarter of 2015, as we move from the evaluation to the execution phase.”

Athlon’s second Howard County horizontal well, Williams 17 #3H (96% WI), was successfully drilled and completed using a 31-stage hybrid fracture stimulation over a perforated lateral length of 7,688 ft. in the Wolfcamp A zone.  The well has recently been placed on production and the Company is encouraged by early results. Athlon’s horizontal rig has also successfully drilled and cased the Tubb 39 #5H (100% WI) targeting the Wolfcamp A, which represents the Company’s seventh overall horizontal well and third horizontal well in Howard County. Athlon is currently moving the rig to Glasscock County to drill multiple wells to protect lease boundaries from competitive development by operators directly offsetting Athlon’s acreage.

Increased 2014 Outlook:

Drilling Activity

Following its recently announced acquisitions, Athlon’s Board of Directors has approved an increased 2014 capital budget for drilling expenditures of $700 million and an additional $25 million for leasing, infrastructure, and capital workovers.

While the Company plans to maintain its existing eight rig vertical fleet for the balance of 2014, vertical drilling expenditures are expected to increase as a result of the acquisitions. Athlon anticipates the acquired properties will have wells in various phases of development that require capital investments after the expected closing in June. In addition, the Company expects to reallocate a vertical rig to the acquired properties, where it will drill deeper wells with thicker stacked pay columns, resulting in higher expenditures as compared to the original budget.

Athlon expects its second horizontal rig to arrive in Midland County in April and will assume a third horizontal rig in Martin County at closing of the acquisitions in June. Additionally, the Company now plans to add a fourth horizontal rig in Upton County by early fourth quarter 2014 and will incur drilling expenditures on three wells in 2014 without a meaningful production contribution until the first quarter of 2015. In total, Athlon expects to drill nine incremental gross operated horizontal wells in 2014.

Production

Including announced acquisitions and operational outperformance in the first quarter 2014, Athlon now expects daily production for the full-year 2014 to average between 23,000 to 24,250 BOE/d.

Operating Expenses

For full-year 2014, Athlon now anticipates direct LOE to average $6.25 to $6.75 per BOE. In addition, the Company expects production, ad valorem, and severance taxes to be in the range of 6.5% to 7.0% of wellhead revenues and recurring cash G&A expenses to average between $2.35 and $2.85 per BOE.

Liquidity Update:

On April 11, 2014, lenders under Athlon’s revolving credit facility completed their redetermination of the Company’s borrowing base, which increased from $525 million to $1 Billion based on its reserves as of March 31, 2014 and the 2014 announced acquisitions.  As of March 31, 2014, Athlon had $49 million of borrowings under its revolving credit facility and cash and cash equivalents of $5.5 million. As a result, the Company had a pro forma total liquidity position of $956.5 million at March 31, 2014. Athlon believes its liquidity is sufficient to meet current cash requirements.

About Athlon Energy:

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Contact Information:

William Butler, 817-984-8200

Chief Financial Officer

InvestorRelations@athlonenergy.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those with respect to Athlon’s drilling plan, capital budget, expected well results, the benefits of pending acquisitions and the closing thereof, expected operating expenses (including LOE, production, ad valorem and severance taxes and recurring cash G&A expenses), expected production for the full-year 2014, the number, location and expected benefits from vertical and horizontal rig activity and liquidity, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.